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                                                                    Exhibit 21.1


                                  Subsidiaries


Name                          Jurisdiction
----                          ------------

iPass U.K., Limited           United Kingdom

iPass Asia, Pte., Ltd.        Singapore

iPass Holding, Pty, Ltd.      Australia

iPass France, SAS             France

iPass Japan, K.K.             Japan